AMENDMENT TO TAX-FREE TRUST OF OREGON
                             SUB-ADVISORY AGREEMENT

                            Dated as of April 8, 2006


     WHEREAS, the Federal Reserve Board has deemed Piper Jaffray & Co. ("Piper") to be an affiliate of U.S. Bank N.A. (the "Bank") for purposes of Sections 23A and 23B of the Federal Reserve Act;

     WHEREAS, Section 23B(b)(1)(A) of the Federal Reserve Act imposes certain restrictions on the Bank and its subsidiaries, acting as a fiduciary, from purchasing or acquiring any security or other asset from an affiliate of the Bank unless such purchase is permitted (i) under the instrument creating the fiduciary relationship, (ii) by court order, or (iii) by law of the jurisdiction governing the fiduciary relationship;

     WHEREAS, Aquila Investment Management Corporation LLC ("Aquila"), a registered investment adviser under the Investment Advisers Act of 1940, serves as the investment adviser to The Cascades Trust (the "Trust"), including Tax-Free Trust of Oregon (the "Fund"), a separately managed series of the Trust;

     WHEREAS, FAF Advisors, Inc. (formerly known as U.S. Bancorp Piper Jaffray Asset Management, Inc. and subsequently known as U.S. Bancorp Asset Management, Inc., hereinafter "FAF"), a subsidiary of the Bank, acts as the investment sub-adviser to the Fund under the Tax-Free Trust of Oregon Sub-Advisory Agreement, dated October 31, 1997, as amended (the "Sub-Advisory Agreement");

     WHEREAS, FAF believes it is in the best interests of the Fund to permit FAF, when acting as fiduciary for the Fund, to cause the Fund to purchase securities from Piper;

     WHEREAS, to avoid any doubt as to whether FAF is permitted to cause the Fund to purchase securities from Piper, FAF, Aquila and the Trust wish to amend the Sub-Advisory Agreement to expressly permit the Fund to purchase securities from Piper, with Piper acting as principal, as long as such purchases would not be prohibited by Section 17(a) of the Investment Company Act of 1940;

     WHEREAS, the Trust, Aquila and FAF also wish to amend the Sub-Advisory Agreement to take advantage of the exemption provided by Rule 17a-10 of the Investment Company Act of 1940.

     NOW, THEREFORE, the Trust, Aquila and FAF agree as follows:

     The Sub-Advisory Agreement is hereby amended to expressly permit the Fund to purchase securities from Piper, with Piper acting as principal, as long as such purchases would not be prohibited by Section 17(a) of the Investment Company Act of 1940.

     In addition, the Sub-Advisory Agreement is hereby amended to expressly prohibit FAF from consulting with any other sub-adviser of the Fund or any other sub-adviser to a fund under common control with the Fund concerning securities transactions of the Fund in securities or other assets.

     IN WITNESS WHEREOF, the Trust, Aquila and FAF have caused this instrument to be executed as of the date first above written by their duly authorized officers.


FAF ADVISORS, INC.                                THE CASCADES TRUST


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Its: ------------------------                     Its: ------------------------


AQUILA INVESTMENT MANAGEMENT LLC


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